FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-10

Subject:	*** PUBLIC ANNOUNCEMENT *** NEW ISSUE CMBS: BBCMS 2021-C11

NEW ISSUE CMBS:	BBCMS 2021-C11
$834,739,000 NEW ISSUE CMBS ****PUBLIC OFFERING****

JOINT LEADS:	BARCLAYS, UBS, SOCIÉTÉ GÉNÉRALE
CO-MANAGERS:	ACADEMY SECURITIES, MISCHLER FINANCIAL GROUP, INC., NATIXIS

RATING AGENCIES:	S&P, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

	RATINGS	RATINGS
CLASS	(S/F/K)	SIZE($MM)	C/E	WAL	LTV	DY
A-1	AAA/AAA/AAA	22.828	30.000%	2.77	41.2%	15.3%
A-2	AAA/AAA/AAA	31.817	30.000%	4.63	41.2%	15.3%
A-SB	AAA/AAA/AAA	40.224	30.000%	7.00	41.2%	15.3%
A-3	AAA/AAA/AAA	95.134	30.000%	6.89	41.2%	15.3%
A-4**	AAA/AAA/AAA	225.000	30.000%	9.14	41.2%	15.3%
A-5**	AAA/AAA/AAA	251.836	30.000%	9.84	41.2%	15.3%
A-S	AA+/AAA/AAA	83.355	21.250%	9.91	46.3%	13.6%
B	AA-/AA-/AA	42.868	16.750%	9.96	49.0%	12.9%
C	NR/A-/A	41.677	12.375%	9.96	51.5%	12.2%

** A-4 AND A-5 SIZES ($MM) AND WALs ARE SUBJECT TO CHANGE AS DETAILED IN THE ATTACHED TERM SHEET. RANGE OF POSSIBLE AVAILABLE SIZES ($MM) BELOW:

A-4:	0.000 – 225.000
A-5:	251.836 – 476.836

*Anticipated Timing and Materials*

- Structural and Collateral Term Sheet: Attached

- Annex A-1: Attached

- Preliminary Prospectus: Friday – September 10, 2021

- Expected Pricing: Week of September 13, 2021

- Settlement: September 29, 2021

*Collateral Calls*

Investor Calls Encouraged and will be Scheduled as Requested

*TRANSACTION SUMMARY*

POOL BALANCE :	$988,043,799
NUMBER OF LOANS:	94
NUMBER OF PROPERTIES:	173
WA CUT-OFF LTV :	58.8%
WA MATURITY LTV:	54.3%
WA U/W NCF DSCR:	2.49x
WA U/W NOI DY :	10.7%
WA MORTGAGE RATE:	3.55269%
TOP 10 LOANS % :	37.4%
WA REM TERM MATURITY:	111 MONTHS

LOAN SELLERS:	BARCLAYS (26.3%), SGFC (20.0%), SABAL (17.8%), UBS (16.7%), LMF (7.8%), BSPRT (7.0%), NATIXIS (4.5%)

TOP 5 PROPERTY TYPES:	Office (29.3%), Multifamily (23.8%), Retail (14.0%), Industrial (12.0%), Mixed Use (11.8%)

TOP 5 STATES:	NY (26.0%), CA (8.7%), GA (7.3%), TX (6.8%), NJ (6.6%)

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities And Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. By calling 1-888-603-5847.